Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Nuveen Taxable Municipal Income Fund

We consent to the incorporation by reference in the registration statement No. 333-248493 for Nuveen Taxable Municipal Income Fund, on Form N-2 of our report dated May 26, 2023, with respect to the financial statements and financial highlights of Nuveen Taxable Municipal Income Fund.

/s/ KPMG LLP

Chicago, Illinois

May 26, 2023